EXHIBIT 99.1

For Release: June 30, 2008	Contact: Kevin Bagby (800) 458-2235
FreightCar America Announces Settlement Ratification
Chicago, IL, June 30, 2008 — FreightCar America, Inc. (NASDAQ: RAIL) today announced that the pending global settlement relating to its Johnstown, Pennsylvania manufacturing facility had been ratified by the local union membership. Members of the United Steelworkers of America (USWA) approved the settlement on Thursday, June 26. The settlement remains subject to court approval.
If approved by the court, the settlement would resolve all legal disputes relating to the facility and its workforce, including the current Sowers/Hayden class action litigation, a contested grievance arbitration award, and other pending grievance proceedings. The collective bargaining agreement between the Company and the USWA would be terminated effective from May 15, 2008 and the Johnstown manufacturing facility would be closed.
The settlement would provide special pension benefits to over 200 workers at the Johnstown facility and deferred vested benefits for other workers, as well as health-care benefits, severance pay, and/or settlement bonus payments to workers depending on their years of service at the facility. Thomas P. McCarthy, the Company’s Senior Vice President, Human Resources, commented, “FreightCar America believes that the terms of this settlement are fair for all parties. We will be pleased to put these disputes behind us and focus on the important strategic initiatives that will maximize value for our shareholders as we move forward.”
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois, Roanoke, Virginia and Johnstown, Pennsylvania. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results
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described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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